                               RELEASE OF SUBSIDIARY GUARANTEE

Wilmington Trust Company, as trustee (the "Trustee") under the Indenture (the "Indenture"), dated November 6, 1996, among the Outsourcing Solutions Inc., the subsidiary guarantors named therein and the Trustee, hereby acknowledges and agrees that in accordance with
Section 11.04 of the Indenture, effective September 30, 2000, OSI Education Services, Inc.
is released and relieved of its Obligations under its Subsidiary Guarantee and any Liens in favor of the Trustee in the assets of OSI Education Services, Inc. are released.
Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Indenture.

                                    WILMINGTON TRUST COMPANY,
                                    not in its individual capacity, but solely
                                    as trustee

                                    By:       /s/  Bruce L. Bisson

                                    Title:         Vice President